Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-110421 and 333-122528) and the Registration Statement on Form S-3 (No. 333-122572) of PalmSource, Inc. of our report dated August 17, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is incorporated in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated August 17, 2005 relating to the financial statement schedule, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

San Jose, California

September 30, 2005